Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES DIVESTITURE OF TECHNICAL PACKAGING AND

PREVIEWS 2019 EARNINGS RELEASE

ST. LOUIS, November 18, 2019 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today announced it has entered into a definitive agreement regarding the sale of its Technical Packaging business segment, consisting of Thermoform Engineered Quality LLC (TEQ), Plastique Ltd. and Plastique sp. z o.o. to Sonoco Plastics, Inc. and Sonoco Holdings, Inc., subsidiaries of Sonoco Products Company (NYSE: SON), a global manufacturer of industrial and consumer packaging products headquartered in Hartsville, South Carolina.

The Company expects to finalize the transaction upon receipt of certain customary regulatory approvals with expected gross cash proceeds of $187 million subject to typical post-closing adjustments.

The divestiture is part of the Company’s strategy to focus on the business units which are core to its long-term growth, and represents an important step in advancing this growth strategy by monetizing the Technical Packaging segment at an opportunistic valuation.

Vic Richey, Chairman and Chief Executive Officer, commented, “With this divestiture, we are delivering on our commitment to drive enhanced capital efficiency as this transaction streamlines our business, simplifies our portfolio, and allows us to focus on our three core operating segments. As we’ve done in the past, we will continue to actively optimize our operations and reduce our capital intensity with the goal of increasing our ROIC, thereby creating additional shareholder value.

“I want to personally thank the dedicated management teams and employees of the Technical Packaging business for their contributions to ESCO over the years, and wish them the best in their future as part of Sonoco.

Gary Muenster, Executive Vice President and Chief Financial Officer, commented, “The net proceeds will be used to pay down debt, thereby significantly increasing our liquidity and enhancing our ability to complete future acquisitions within our core businesses. Additionally, later this fiscal year, we plan to use a portion of the net proceeds to fully fund, terminate, and annuitize the defined benefit pension plan currently maintained by the Company. Annuitizing this non-strategic liability through an insurance company will eliminate both equity market risk and interest rate volatility, thereby reducing overall costs and eliminating future cash payments. The defined benefit plan was frozen in 2003 and no additional benefits have been accrued since that date.”

ESCO was represented by Stifel as sole financial advisor, and Bryan Cave Leighton Paisner LLP as legal advisor on this transaction.

2019 Earnings Preview

The Company is scheduled to release its 2019 operating results tomorrow, November 19, 2019 at 3:15 p.m. Central Time followed by hosting its customary conference call at 4:00 p.m. Central Time.

The Company expects to announce 2019 Adjusted EPS of $3.13 per share (2019 GAAP EPS of $3.10 per share included Doble building gain, net of defined charges), which tops guidance and consensus, and increased 13 percent above 2018 Adjusted EPS of $2.77 per share (2018 GAAP EPS of $3.54 per share included the favorable impact of tax reform, net of defined charges).

Net cash provided by operating activities was $105 million and entered orders were $905 million in 2019, both exceeding previous expectations.

Forward-Looking Statements

Statements in this press release regarding the timing of the transaction, the amount and use of proceeds, the ability to increase shareholder value, reduction of capital intensity, ROIC, the ability to complete future acquisitions, actions taken in regard to the Company’s frozen defined benefit plan and FY 2019 results including, EPS, Adjusted EPS, cash, and orders, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to the failure to obtain regulatory approval, contractual disputes with the buyer, those factors described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, the availability of select acquisitions and the Company’s ability to successfully complete them.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries; and, produces custom thermoformed packaging, pulp-based packaging, and specialty products for medical and commercial markets. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.